                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14C INFORMATION
                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant        /X/
Filed by a party other than the Registrant        / /

    Check the appropriate box:
    / /  Preliminary Information Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    /X/  Definitive Information Statement

                                        NEON SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
 (Name of Person(s) Filing Information Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     (5) Total fee paid:
        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

/ /  (1) Amount Previously Paid:
        ------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
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        ------------------------------------------------------------------------
     (4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                       14100 SOUTHWEST FREEWAY, SUITE 500
                            SUGAR LAND, TEXAS 77478

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 24, 1999

                            ------------------------

To the Stockholders of
NEON SYSTEMS, INC.

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NEON Systems, Inc., a Delaware corporation ("NEON" or the "Company"), will be held at the offices of the Company, 14100 Southwest Freeway, Suite 500, Sugar Land, Texas, on Tuesday, August 24, 1999, at 9:00 a.m., Sugar Land, Texas time, for the following purposes:

        1. To ratify and confirm the elections of, and to elect, Messrs. Joe Backer and Charles E. Noell, III as the members of Class I of the Board of Directors, Messrs. Richard Holcomb and Norris van den Berg as the members of Class II of the Board of Directors, and Messrs. John J. Moores, John S. Reiland and Peter Schaeffer as the members of Class III of the Board of Directors, each to hold office until their respective successors are elected and qualified;

        2. To ratify and confirm the appointment by the Board of Directors of KPMG LLP as the independent certified public accountants of the Company for the fiscal year ending March 31, 2000; and

        3. To transact such other business as properly may come before the meeting or any adjournment thereof.

    The close of business on July 9, 1999 has been fixed by the Board of Directors as the record date for the Annual Meeting. Only stockholders of record on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, notwithstanding transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed.

    PROXIES WILL NOT BE SOLICITED FOR THIS MEETING AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Stockholders are welcome to attend the meeting in person and cast their votes by ballot on the issues presented at the meeting.

    An Information Statement and a copy of the Annual Report on the Company's operations for the fiscal year ended March 31, 1999 accompany this notice.

                                          By Order of the Board of Directors
                                          PETER SCHAEFFER,
                                          SECRETARY

July 26, 1999

                                     [LOGO]

                            14100 SOUTHWEST FREEWAY
                            SUGAR LAND, TEXAS 77478
                             INFORMATION STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 24, 1999

    This Information Statement is furnished to stockholders of NEON Systems, Inc., a Delaware corporation ("NEON" or the "Company"), in connection with the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 14100 Southwest Freeway, Suite 500, Sugar Land, Texas, on Tuesday, August 24, 1999, at 9:00 a.m., Sugar Land, Texas time, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. References herein to "NEON" or the "Company" include NEON Systems, Inc. and its predecessors and consolidated subsidiaries, unless the context otherwise requires.

    This Information Statement is being mailed to stockholders on or about July 26, 1999 together with the Notice of Annual Meeting and Annual Report for the fiscal year ended March 31, 1999.

    The Company will bear the costs of preparing, assembling and mailing the Information Statement and the 1999 Annual Report in connection with the Annual Meeting.

                            ------------------------

                          WE ARE NOT ASKING YOU FOR A
                          PROXY AND YOU ARE REQUESTED
                            NOT TO SEND US A PROXY.
                            ------------------------

              OUTSTANDING CAPITAL STOCK AND SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting has been established by the Board of Directors as the close of business on July 9, 1999. As of the record date, the Company had issued and outstanding and entitled to vote at the Annual Meeting 8,850,033 shares of common stock.

    The following table sets forth information as of July 9, 1999, regarding the beneficial ownership of the Company's common stock (i) by each person or group known by management of the Company to own more than five percent of the outstanding shares of common stock of the Company, (ii) by each of the Company's executive officers named in the Summary Compensation Table under "Executive Compensation and Other Matters," (iii) by each of the Company's directors, and
(iv) by all of its directors and executive officers as a group.

                                                                                               SHARES BENEFICIALLY
                                                                                                    OWNED(1)
                                                                                              ---------------------
NAME                                                                                            NUMBER     PERCENT
--------------------------------------------------------------------------------------------  ----------  ---------
Five Percent Stockholder:
  JMI Equity Fund, L.P......................................................................   2,998,000       33.9%
Directors and Officers:
  John J. Moores............................................................................          --         --
  Charles E. Noell III(2)...................................................................   2,998,000       33.9
  Norris van den Berg(3)....................................................................   2,998,000       33.9
  Richard Holcomb(4)........................................................................      13,800          *
  Joe Backer(5).............................................................................     255,813        2.8
  Peter Schaeffer(6)........................................................................   1,836,835       19.9
  Wayne E. Webb, Jr.(7).....................................................................      59,725          *
  John S. Reiland(8)........................................................................      41,688          *
  Don Pate(9)...............................................................................      26,376          *
  Jonathan J. Reed(10)......................................................................      10,332          *
All executive officers and directors as a group (10 persons)(11)............................   5,242,569       54.9%

------------------------

*   Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Except as indicated by footnote and subject to community property law where applicable, the Company believes, based on information furnished by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 8,850,033 shares of common stock outstanding as of July 9, 1999. In computing an individual's beneficial ownership, the number of shares of common stock subject to options held by that individual that are exercisable as of or within 60 days of July 9, 1999, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the beneficial ownership of any other person.

(2) Mr. Noell is a general partner of JMI Partners, L.P., which is a general partner of JMI Equity Fund, L.P. Mr. Noell disclaims beneficial ownership of all shares held by JMI Equity Fund, L.P. except to the extent of his pecuniary interest therein.

(3) Mr. van den Berg is a general partner of JMI Partners, L.P., which is a general partner of JMI Equity Fund, L.P. Mr. van den Berg disclaims beneficial ownership of all shares held by JMI Equity Fund, L.P. except to the extent of his pecuniary interest therein.

(4) Includes 13,800 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of July 9, 1999.

(5) Includes 20,000 shares held by John Backer and Kristin Backer, the children of Mr. Backer, as to which Mr. Backer disclaims beneficial ownership. Includes 235,813 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of July 9, 1999.

(6) Includes 395,835 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of July 9, 1999.

(7) Includes 11,945 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of July 9, 1999.

(8) Includes 2,125 shares held by Amy Reiland, the daughter of Mr. Reiland, as to which Mr. Reiland disclaims beneficial ownership. Includes 13,187 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of July 9, 1999.

(9) Includes 26,376 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of July 9, 1999.

(10) Includes 4,987 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of July 9, 1999.

(11) Includes 701,943 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of July 9, 1999.

                               QUORUM AND VOTING

    The presence, in person or by proxy, of the holders of a majority of the shares of outstanding common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. A holder of shares of common stock will be entitled to one vote per share of common stock as to each matter properly brought before the meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate. The affirmative vote of a plurality of the shares of common stock represented at the meeting and entitled to vote is required for the election of directors. The affirmative vote of a majority of the voting power represented at the meeting and entitled to vote is required on all other matters. Cumulative voting is not permitted in the election of directors. Messrs. Reiland, Schaeffer and Webb and JMI Equity Fund, L.P., the owners of 51.0% of the outstanding shares of common stock of the Company, have indicated their intent to vote in favor of the ratification and confirmation of the elections of the directors. The vote represented by shares owned by Messrs. Reiland, Schaeffer and Webb and JMI Equity Fund, L.P. is sufficient for the ratification and confirmation of such proposal. THEREFORE, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Stockholders are invited to attend the Annual Meeting and can vote in person at that time.

                     ELECTION AND CONFIRMATION OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation provides for classified directors with staggered terms. The Company currently has seven directors holding office. The directors are divided into three classes, and their terms expire as follows: Class I, which consists of Messrs. Backer and Noell, will expire at the Annual Meeting of Stockholders to be held in 2000; Class II, which consists of Messrs. Holcomb and van den Berg, will expire at the Annual Meeting of Stockholders to be held in 2001; and Class III, which consists of Messrs. Moores, Reiland and Schaeffer, will expire at the Annual Meeting of Stockholders to be held in 2002. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal. Vacancies on the Board of Directors or newly created directorships will be filled by a vote of the majority of the directors then in office and any director so chosen will hold office until the next election of the class for which such director was chosen.

    At a special meeting of NEON's stockholders held on January 19, 1999, Messrs. Moores, Backer, Schaeffer, Noell, van den Berg and Holcomb were reelected and Mr. Reiland was elected to the Board of Directors to serve as the Class I, Class II and Class III Directors as set forth above for terms expiring at the Annual Meetings of Stockholders to be held in 2000, 2001 and 2002, respectively, and until their respective successors are duly elected and qualified. As previously stated, Messrs. Reiland, Schaeffer and Webb and JMI Equity Fund, L.P. intend to vote their shares in favor of the ratification and confirmation of the elections of such directors and, since such stockholders' ownership of common stock represents 51% of the voting power of the Company, the approval of such proposal is assured.

    The following sets forth for each director his name and age, positions and/or offices held with the Company, the period during which each has served in such positions and/or offices, a description of his business experience during the past five (5) years or more and other biographical information:

    JOHN J. MOORES, age 55, has served as Chairman of NEON's Board of Directors since May 1993. Since December 1994, Mr. Moores has served as owner and Chairman of the Board of the San Diego Padres Baseball Club, L.P. and since September 1991 as Chairman of the Board of JMI Services, Inc., a private investment company. In 1980, Mr. Moores founded BMC Software, Inc., a vendor of system software utilities, and served as its President and Chief Executive Officer until 1986 and as its Chairman of the Board until 1992. Mr. Moores also serves as Chairman of the Board of Peregrine Systems, Inc., an infrastructure management software company, and numerous privately held companies, including Skunkware, Inc. Mr. Moores serves as a director of BindView Development Corporation, a systems management software company. Mr. Moores holds a B.S. in Economics and a J.D. from the University of Houston.

    JOE BACKER, age 61, has served as NEON's President and Chief Executive Officer and as a member of NEON's Board of Directors since November 1995. From December 1993 to October 1995, Mr. Backer was a private investor. Mr. Backer held the position of Senior Vice President of BMC Software, Inc. from November 1989 to November 1993. Mr. Backer also serves as President, Chief Executive Officer and a member of the Board of Directors of Peregrine/Bridge Transfer Corporation and Skunkware, Inc. In addition, Mr. Backer serves as a member of the Board of Directors of Pavilion Technologies Inc., a privately held software company headquartered in Austin, Texas. Mr. Backer holds a B.S. in Electrical Engineering from Purdue University.

    PETER SCHAEFFER, age 43, is NEON's founder and has been a member of the Board of Directors of NEON and NEON's predecessor-in-interest, NEON Systems, Inc., an Illinois corporation, since July 1991. Since November 1995, Mr. Schaeffer has served as NEON's Chief Technology Officer. From July 1991 to October 1995, Mr. Schaeffer served as NEON's President and Chief Executive Officer. From June 1990 to June 1991, Mr. Schaeffer was employed with Goal Systems International, Inc., a privately held software development company. In 1986, Mr. Schaeffer co-founded MVS Software, a privately held software development company, and was Vice President--Technology of MVS Software until April 1990. Mr. Schaeffer holds a B.S. in Organic Chemistry from the University of Chicago.

    JOHN S. REILAND, age 49, has served as NEON's Chief Financial Officer since July 1996 and as a member of NEON's Board of Directors since November 1998. Mr. Reiland also serves as Chief Financial Officer of Peregrine/Bridge Transfer Corporation. From June 1994 to April 1996, Mr. Reiland served as Senior Vice President, Chief Financial Officer and a director of Pointe Communications Corporation, an international telecommunication and Internet service provider. From May 1991 to May 1994, Mr. Reiland served as Vice President of Motor Columbus AG, an international long-distance telephone service reseller, and also served as President of its subsidiary, WorldCom International, Inc. Mr. Reiland is a Certified Public Accountant and holds a B.B.A. in Accounting from the University of Houston.

    CHARLES E. NOELL III, age 47, has served as a director of NEON since May 1993. Since January 1992, Mr. Noell has served as President and Chief Executive Officer of JMI Services, Inc., and as a General Partner of JMI Partners, L.P., which is the General Partner of JMI Equity Fund, L.P. Mr. Noell is a director of Peregrine Systems, Inc. and also serves as a director of Transaction Systems Architects, Inc., an electronic funds transfer company. Mr. Noell also serves on the board of numerous privately held companies, including Peregrine/Bridge Transfer Corporation and Skunkware, Inc. Mr. Noell holds a B.A. in History from the University of North Carolina at Chapel Hill and an M.B.A. from Harvard University.

    NORRIS VAN DEN BERG, age 60, has served as a director of NEON since May 1993. Mr. van den Berg has served as a General Partner of JMI Partners, L.P., which is the General Partner of JMI Equity Fund, L.P., since July 1991. Mr. van den Berg is also a director of Peregrine Systems, Inc., Peregrine/Bridge Transfer Corporation and Skunkware, Inc. Mr. van den Berg holds a B.A. in Philosophy and Mathematics from the University of Maryland.

    RICHARD HOLCOMB, age 37, has served as a director of NEON since May 1993. Mr. Holcomb is a co-founder of haht Software, a privately held software company, and has served as its Chairman of the Board since 1995. Mr. Holcomb co-founded Q+E Software, a privately held supplier of client/server database access technology, and from 1986 through 1994 served as its President. Mr. Holcomb serves as an appointed member of the North Carolina Information Resources Management Commission and on the board of the North Carolina Electronics and Technologies Association. Mr. Holcomb holds a B.A. in Computer Science from the University of South Carolina and an M.S. in Computer Science from North Carolina State University.

MEETINGS AND COMMITTEES OF BOARD OF DIRECTORS

    The Board of Directors held a total of nine meetings in fiscal 1999. During fiscal 1999, or, in the case of Mr. Reiland, during the period such person was a director, each director attended at least seventy-five percent (75%) of all of the meetings held by the Board of Directors and meetings held by committees of the Board of Directors on which he served. The Board of Directors has an Audit Committee, consisting of Messrs. Noell and van den Berg, and a Compensation Committee, consisting of Messrs. Moores, Noell, van den Berg and Holcomb. Mr. Backer served on the Compensation Committee until December 1998, at which time Mr. Holcomb replaced Mr. Backer on the committee. The Board of Directors does not have a nominating committee.

    AUDIT COMMITTEE. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other accounting related services and reviews and evaluates the Company's internal control functions. The Audit Committee met and/or took action two times during fiscal 1999.

    COMPENSATION COMMITTEE. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's 1993 Stock Option Plan, the Stock Option Plan for Non-Employee Directors and the 1999 Long-Term Incentive Plan. The Compensation Committee met five times during fiscal 1999.

                      RATIFICATION OF SELECTION OF AUDITOR

    The Board of Directors has selected KPMG LLP as independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 2000, and has determined that it would be desirable to request that the stockholders ratify such selection. KPMG LLP served as the Company's independent certified public accountants for the fiscal year ended March 31, 1999 and has reported on the Company's consolidated financial statements for such year. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

    Although stockholder ratification is not required for the selection of KPMG LLP since the Board of Directors has the responsibility for selecting the Company's independent certified public accountants, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders' opinions, which the Board of Directors will take into consideration in future deliberations.

                       EXECUTIVE OFFICERS OF THE COMPANY

    The executive officers of the Company are as follows:

NAME                                                                              POSITION
--------------------------------------------------------  --------------------------------------------------------
John J. Moores..........................................  Chairman of the Board of Directors
Joe Backer..............................................  President, Chief Executive Officer and Director
Peter Schaeffer.........................................  Chief Technology Officer and Director
John S. Reiland.........................................  Chief Financial Officer and Director
Don Pate................................................  Vice President--Worldwide Sales
Wayne E. Webb, Jr.......................................  Vice President and General Counsel
Jonathan J. Reed........................................  Vice President of Marketing

    Information concerning the business experience of members of the Company's Board of Directors is provided under the caption "Election and Confirmation of Directors" above. Set forth below is information concerning the age and business experience of the other executive officers of the Company.

    WAYNE E. WEBB, JR., age 48, has served as NEON's Vice President and General Counsel since June 1998. Mr. Webb is also Vice President and General Counsel of Peregrine/Bridge Transfer Corporation. From August 1989 through May 1998, Mr. Webb was a partner in the law firm of Fulbright & Jaworski LLP. Mr. Webb holds a B.S. in Electrical Engineering from Rice University and a J.D. from the University of Texas at Austin.

    JONATHAN J. REED, age 43, has served as NEON's Vice President of Marketing since January 1999. From January 1998 through December 1998, Mr. Reed served as NEON's Director of Marketing. From July 1996 to December 1997, Mr. Reed served as NEON's Principal Consultant and Technical Marketing Manager. From April 1995 until July 1996, Mr. Reed served as Alliance Manager for Sybase, Inc., a distributed computing company. From March 1991 to April 1995, Mr. Reed was employed by BMC Software, Inc. where he served as a Commercial Analyst. Mr. Reed holds a B.S. in Biology from the University of Houston and an M.S. in Management and Computer Science from Houston Baptist University.

    DON PATE, age 44, has served as NEON's Vice President--Worldwide Sales since March 1998 and served as NEON's Vice President of Sales from November 1996 to March 1998. From October 1989 to November 1996, Mr. Pate served in several sales and sales management positions with BMC Software, Inc., including Manager of International Sales, Sales Operations Manager and Regional Manager. Prior to that, Mr. Pate was a salesman for the IBM Corporation. Mr. Pate holds a B.S. in Economics and Psychology from Houston Baptist University.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

    The following table sets forth for the periods indicated the compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") whose salary and bonus for the fiscal year ended March 31, 1999 were in excess of $100,000 for services rendered in all capacities to the Company for that year:

                         SUMMARY COMPENSATION TABLE(1)

                                                                              LONG-TERM AWARDS
                                                                     ----------------------------------
                                              ANNUAL COMPENSATION                          SECURITIES
                                             ----------------------     OTHER ANNUAL       UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY($)    BONUS($)     COMPENSATION($)     OPTIONS(#)      COMPENSATION($)
--------------------------------  ---------  ----------  ----------  -------------------  -------------  -------------------
Joe Backer
  President and Chief Executive
    Officer.....................       1999  $  130,000  $  144,087              --                --                --
Peter Schaeffer
  Chief Technology Officer......       1999  $  100,000  $   35,256              --                --                --
John S. Reiland
  Chief Financial Officer.......       1999  $  110,000  $   27,878              --            30,000                --
Don Pate
  Vice President-- Worldwide
    Sales.......................       1999  $  100,000  $  160,686              --            60,000                --
Jonathan J. Reed
  Vice President of Marketing...       1999  $  115,000  $   14,454              --            58,450                --

------------------------

(1) In accordance with the rules of the Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers that are available generally to all salaried employees of the Company, and may not include certain perquisites and other personal benefits received by the Named Executive Officers that do not exceed the lesser of $50,000 or ten percent (10%) of any such officer's salary and bonus disclosed in the table.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth each grant of stock options made during the fiscal year ended March 31, 1999 to the Named Executive Officers:

                                                                                                                    POTENTIAL
                                                                                                                    REALIZABLE
                                                                                                                    VALUE AT
                                                                                                                     ASSUMED
                                                                                                                     ANNUAL
                                                                                                                    RATES OF
                                                                                                                      STOCK
                                                                                                                      PRICE
                                                                                                                    APPRECIATION
                                                                                                                    FOR
                                                                                                                     OPTION
                       NUMBER OF SECURITIES        % OF TOTAL                                                        TERM(6)
                            UNDERLYING           OPTIONS GRANTED     EXERCISE PRICE    MARKET VALUE    EXPIRATION   ---------
NAME                    OPTIONS GRANTED(1)      IN FISCAL 1999(2)       PER SHARE      PER SHARE(4)      DATE(5)       5%
---------------------  ---------------------  ---------------------  ---------------  ---------------  -----------  ---------
Joe Backer...........               --                     --                 --                --             --          --
Peter Schaeffer......               --                     --                 --                --             --          --
John S. Reiland......           30,000                    4.0%         $   12.35(3)      $   12.35       12/23/08   $ 233,005
Don Pate.............           60,000                    8.0%             12.35(3)      $   12.35       12/23/08     466,011
Jonathan J. Reed.....            5,700                    0.8%              1.00         $    6.50       04/27/08      54,651
Jonathan J. Reed.....           52,750                    7.1%             12.35(3)      $   12.35       12/23/08     409,701


NAME                      10%
---------------------  ---------
Joe Backer...........         --
Peter Schaeffer......         --
John S. Reiland......  $ 590,481
Don Pate.............  1,180,962
Jonathan J. Reed.....     90,398
Jonathan J. Reed.....  1,038,262

------------------------------

(1) The options held by Messrs. Pate, Reed and Reiland vest over a four-year period with twenty percent (25%) vesting at the first, second, third and fourth anniversaries of the respective award date.

(2) Based on a total of 745,790 options granted during the fiscal year ended March 31, 1999.

(3) The option exercise price for the common stock is based on the fair market value on the date of grant as determined by the Compensation Committee of the Board.

(4) Market value of the common stock on the date of grant as determined by the Compensation Committee of the Board.

(5) Options may terminate before their expiration date upon death, disability or termination of employment of the optionee.

(6) In accordance with the rules of the Commission, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future prices of the Company's common stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth, for each of the Named Executive Officers, information concerning the number of shares received during fiscal 1999 upon exercise of options and the aggregate dollar amount received from such exercise, as well as the number and value of securities underlying unexercised options held on March 31, 1999.

                                                                  NUMBER OF SECURITIES
                                                                   UNDERLYING OPTIONS         VALUE OF IN-THE-MONEY
                                                                     AT YEAR END(#)         OPTIONS AT YEAR-END($)(2)
                             SHARES ACQUIRED       VALUE      ----------------------------  -------------------------
NAME                         ON EXERCISE(#)    REALIZED($)(1) EXERCISABLE   UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
--------------------------  -----------------  -------------  -----------  ---------------  ----------  -------------
Joe Backer................             --               --       201,439         51,561     $11,038,857  $ 2,825,543
Peter Schaeffer...........             --               --       395,835             --     $21,691,758           --
John S. Reiland...........         13,187        $ 143,079            --         56,374             --   $ 2,724,795
Don Pate..................             --               --        26,376         86,374     $1,445,405   $ 4,004,295
Jonathan J. Reed..........          1,781        $  19,324         1,781         65,574     $   97,154   $ 2,947,092

------------------------------

(1) Based on the difference between the option exercise price and the fair market value of the Company's common stock on the exercise date as determined by the Compensation Committee of the Board.

(2) Based on the difference between the option exercise price and the closing sale price of $55.00 of the Company's common stock as reported on the Nasdaq National Market on March 31, 1999, the last trading day of the Company's 1999 fiscal year multiplied by the number of shares underlying the options.

COMPENSATION OF DIRECTORS

    During fiscal 1999, NEON's outside directors were not compensated for serving as members of NEON's Board of Directors, and NEON expects that such policy will not change in fiscal 2000, except that outside directors subsequently joining the Board of Directors will receive option grants under the Stock Option Plan for Non-Employee Directors as described below.

    NEON has adopted the Stock Option Plan for Non-Employee Directors for compensation of its outside directors and has reserved 100,000 shares of its common stock for issuance thereunder. Outside directors who join the Board of Directors will receive options to purchase 7,500 shares of NEON common stock exercisable at the fair market value of the common stock at the close of business on the date immediately preceding the date of grant (outside directors serving currently on the Board of Directors will be eligible for such grants upon their re-election to the Board of Directors). These annual options will vest equally in 33 1/3% increments over the three-year period from the date of grant. All stock options granted pursuant to the Stock Option Plan for Non-Employee Directors will be nonqualified stock options and will remain exercisable for a period of ten years from the date of grant or, if sooner, six months after the option holder ceases to be a director of NEON. In the event of a change in control of NEON or certain other significant events, all options outstanding under the Stock Option Plan for Non-Employee Directors shall terminate, provided that immediately before the effective date of such transaction each holder of an outstanding option under the Stock Option Plan for Non-Employee Directors shall be entitled to purchase the total number of shares of common stock that such option holder would have been entitled to purchase during the entire remaining term of the option.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Act requires that NEON's executive officers and directors, and beneficial owners of more than ten percent (10%) of any class of equity security registered pursuant to the Act, make certain filings with the Commission and the Company. NEON believes, based on information provided to it by the reporting persons, that during fiscal 1999, all directors, officers and ten percent (10%) beneficial owners timely complied with such filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Backer, Moores, van den Berg and Noell served on NEON's Compensation Committee during the first three quarters of fiscal 1999. Messrs. Moores, Noell, van den Berg and Holcomb served on NEON's Compensation Committee during the fourth quarter of fiscal 1999 and are continuing to serve on that committee. These individuals do not serve as officers or employees of NEON. The following sets forth interlocks involving the executive officers and directors of NEON. For serving in the capacities described below, Messrs. Backer, Reiland and Webb received options to purchase stock in Skunkware, Inc. The other directors and executive officers of NEON receive no fees or other benefits for serving in their respective capacities described below.

    NEON INTERLOCKS WITH PEREGRINE/BRIDGE TRANSFER CORPORATION. Messrs. Backer, Noell and van den Berg serve as directors of Peregrine/Bridge Transfer Corporation. Messrs. Backer and Reiland serve as the Chief Executive Officer and President and the Chief Financial Officer, respectively, of Peregrine/Bridge Transfer Corporation and Mr. Backer serves on the Compensation Committee of Peregrine/Bridge Transfer Corporation. Mr. Webb serves as the Vice President and General Counsel of Peregrine/Bridge Transfer Corporation, for which Mr. Webb receives an annual salary of $460,000 from Peregrine/Bridge Transfer Corporation.

    A services agreement between NEON and Peregrine/Bridge Transfer Corporation provides that Peregrine/Bridge Transfer Corporation will pay NEON for general and administrative services supplied to it by NEON, for the time spent by NEON's management developing and implementing Peregrine/Bridge Transfer Corporation's product development and marketing strategy and for the use of available space in NEON's offices from time to time. The services agreement is terminable on 30 days' notice by either party. Peregrine/Bridge Transfer Corporation owes NEON $23,923 per month under the services agreement. For fiscal 1996, 1997, 1998 and 1999, $41,769, $257,076, $287,076 and $287,076, respectively, was owed by
Peregrine/Bridge Transfer Corporation to NEON under this arrangement. The scope of and charge for such services were determined pursuant to negotiations between officers of NEON and the non-employee directors of Peregrine/Bridge Transfer Corporation, and NEON believes that the fees for the services provided by it to Peregrine/Bridge Transfer Corporation are no less favorable than those that would be obtained from an unaffiliated entity in an arm's-length negotiation.

    NEON INTERLOCKS WITH SKUNKWARE, INC. Messrs. Backer, Noell, Moores and van den Berg serve as the directors of Skunkware, Inc., the sole stockholder of Peregrine/Bridge Transfer Corporation. Mr. Backer also serves as the Chief Executive Officer and President of Skunkware, Inc. and on the compensation committee of Skunkware, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    PEREGRINE/BRIDGE TRANSFER CORPORATION AGREEMENTS

    NEON entered into a distributor agreement with Peregrine/Bridge Transfer Corporation, a database software company, in January 1996. Under the distributor agreement, NEON marketed and sublicensed certain Enterprise Subsystem Management products under a non-exclusive worldwide license from Peregrine/Bridge Transfer Corporation. The distributor agreement provided that NEON pay license fees for licensed products and for maintenance and support and upgrade services equal to 50% of the revenues received by NEON. NEON incurred license fees of $117,350, $448,917 and $703,337 to Peregrine/Bridge Transfer Corporation in fiscal 1997, 1998 and 1999, respectively. NEON did not pay any license fees to Peregrine/Bridge Transfer Corporation in fiscal 1996.

    In December 1998, NEON and Peregrine/Bridge Transfer Corporation amended the distributor agreement. The amended agreement grants NEON an exclusive, worldwide license to market and sublicense Enterprise Subsystem Management products, with the exception of limited co-marketing rights held by IBM relating to one of the Peregrine/Bridge Transfer Corporation Enterprise Subsystem Management products. The amended distributor agreement has an initial term through March 31, 2004. The amended agreement grants to NEON first refusal rights to acquire Peregrine/Bridge Transfer Corporation by matching any third-party offer that Peregrine/Bridge Transfer Corporation or its stockholder chooses to accept, and an option to acquire Peregrine/Bridge Transfer Corporation that is exercisable on or after January 1, 2002 or such earlier date that NEON has paid Peregrine/Bridge Transfer Corporation license fees totaling $10.0 million or more in any single fiscal year. In fiscal 1999, NEON paid license fees to Peregrine/Bridge Transfer Corporation in the amount of $703,337. In addition, beginning April 1, 1999, the amended agreement provides for NEON to make quarterly advances in respect of anticipated license fees, with the advances to be in equal quarterly payments based on annualized license fee amounts of $1.0 million, $2.0 million, $3.0 million, $4.0 million and $5.0 million for fiscal 2000, 2001, 2002, 2003 and 2004, respectively. Following the date, if any, in each quarter when the license fees earned equal the aggregate amount of quarterly advances outstanding on the first day of such quarter, the license fee that NEON pays under the agreement decreases from 50% to 40% of the revenues received by NEON, with the decrease continuing in effect until the start of the next quarter. Upon any termination or expiration of the distributor agreement, any advances then outstanding are to be refunded to NEON by Peregrine/ Bridge Transfer Corporation. NEON is a co-defendant with Peregrine/Bridge Transfer Corporation and other parties in a lawsuit brought by BMC Software, Inc.

    As described above, NEON has a services agreement with Peregrine/Bridge Transfer Corporation pursuant to which Peregrine/Bridge Transfer Corporation pays NEON for certain services supplied to it by NEON.

    Due to the timing of cash payments between the two parties related to the distributor agreement and the services agreement described in the preceding two paragraphs, NEON has accounts receivable-related party balances of $138,074, $181,112 and $278,817 as of March 31, 1997, 1998 and 1999, respectively.

    CONVERSION OF PREFERRED STOCK AND RETIREMENT OF NOTE HELD BY JMI EQUITY
     FUND, L.P.

    Immediately prior to the completion of NEON's initial public offering in March 1999, JMI Equity Fund, L.P., the holder of NEON's Series A Redeemable, Convertible Preferred Stock, converted all 625,000 shares of Series A Redeemable, Convertible Preferred Stock then outstanding into 3,125,000 shares of NEON's common stock. Proceeds from NEON's initial public offering were used to retire a note held by JMI Equity Fund, L.P. in the principal amount of $1,049,101.

    OTHER DIRECTORSHIPS

    Members of NEON's Board of Directors also serve as officers or directors of other software or computing companies such as Peregrine Systems, which supplies software that automates the management of data such as inventory/configuration management, order and catalog management and financial management, and Pavilion Technologies, which supplies software for analysis, control and optimization of manufacturing assets. NEON, Peregrine Systems and Pavilion Technologies, while all software companies, are not sufficiently similar in their operations to be competitors. NEON does not believe that the concurrent service of NEON's directors as officers and/or directors of these entities poses potential conflicts of interest.

                        REPORT ON EXECUTIVE COMPENSATION

    Decisions on compensation of the Company's executive officers generally are made by the four-member Compensation Committee of the Board of Directors. Mr. Backer was a member of the Compensation Committee until December 1998, at which time Mr. Holcomb replaced Mr. Backer on the committee, so Mr. Backer was also involved in making decisions concerning executive compensation in fiscal 1999. Each member of the current Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to compensation of the Company's executive officers are reviewed by the Board of Directors. Decisions with respect to awards under certain of the Company's employee benefit plans are made solely by the Compensation Committee in order for such awards to satisfy applicable legal and regulatory considerations. Set forth below is a report prepared by Messrs. Moores, Noell, van den Berg and Holcomb in their capacity as all of the members the Compensation Committee addressing the Company's compensation policies for fiscal 1999 as they affected the Company's executive officers, including the Company's Chief Executive Officer, Mr. Backer.

    The Compensation Committee's executive compensation policies are designed to provide a conservative base salary complemented with a bonus system to reward those executives with competitive levels of compensation when compared with similar positions at companies similarly situated, thus integrating pay with the Company's annual and long-term performance goals, rewarding above average corporate performance, recognizing individual initiative and achievements, and assisting the Company in attracting and retaining qualified executives. Targeted levels of total executive compensation are generally set at levels that the Compensation Committee believes to be consistent with others in the Company's industry, although actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance.

    The Compensation Committee endorses the position that stock ownership by management and performance-based compensation arrangements are beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value and takes this factor into account in designing the compensation packages of the Company's executive officers. Under NEON's 1999 Long-Term Incentive Plan, which has previously been approved by the stockholders, the Company may grant incentive stock options and non-qualified stock options to purchase NEON common stock, stock appreciation rights, restricted stock and performance units to key employees of NEON. Options are exercisable over a period of time in accordance with the terms of option agreements entered into at the time of the grant.

    In addition to stock-based awards in the form of option grants, there are two components of the Company's non-stock-based compensation program. First, annual base salary, which is believed to be consistent with similar positions at similar companies in the industry. Second, executive officers are eligible to receive an annual bonus comprised of (i) an amount, up to a maximum established amount per year, awarded based upon the executive's meeting and exceeding established performance and other corporate goals set by the Compensation Committee, and/or (ii) an amount equal to a percentage of sales based upon the sales performance of the Company. The Compensation Committee believes these principal components of the Company's compensation plan are commensurate with others in the industry.

FISCAL 1999 CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Backer's compensation for fiscal 1999 as President and Chief Executive Officer of the Company principally consisted of a base salary and bonus. Mr. Backer's base salary for fiscal 1999 was established by the Compensation Committee based upon factors described above relating to executive officers in general. The bonus paid to Mr. Backer in fiscal 1999 was determined as a percentage of sales based upon the sales performance of the Company. Mr. Backer does not participate in the Compensation Committee's decision regarding his compensation.

LIMIT ON THE DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    In 1993, Congress amended the Internal Revenue Code to add Section 162(m).
Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to specified executive officers to $1,000,000 per officer in any one year. Compensation which qualifies as performance based compensation does not have to be taken into account for the purposes of this limitation. The Compensation Committee intends to recommend action in connection with the Company's benefit plans and salary and bonus policies to address this issue if and when circumstances require.

                                          Submitted by the Compensation
                                          Committee
                                          of the Board of Directors

                                          John J. Moores
                                          Charles E. Noell, III
                                          Norris van den Berg
                                          Richard Holcomb

                               PERFORMANCE GRAPH

    The following graph compares the annual cumulative total stockholder return on an investment of $100 on March 5, 1999 (the date of the Company's initial public offering) in the Company's common stock, based on the market price of the common stock, with the cumulative total return of a similar investment in companies on the Nasdaq Stock Market (U.S.) Index and the Hambrecht & Quist Computer Software Index.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              COMPARISON OF 1 MONTH CUMULATIVE TOTAL RETURN*
AMONG NEON SYSTEM, INC., THE DASDAQ STOCK MARKET (U.S.) INDEX
AND THE HAMBRECHT & QUIST COMPUTER SOFTWARE INDEX
                                                                                 NEON SYSTEMS, INC.
3/5/99                                                                                         $100
3/31/99                                                                                         367
*$100 INVESTED ON 3/5/99 IN STOCK OR INDEX
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING MARCH 31.

              COMPARISON OF 1 MONTH CUMULATIVE TOTAL RETURN*
AMONG NEON SYSTEM, INC., THE DASDAQ STOCK MARKET (U.S.) INDEX
AND THE HAMBRECHT & QUIST COMPUTER SOFTWARE INDEX
                                                                                  NASDAQ STOCK MARKET (U.S.)
3/5/99                                                                                                  $100
3/31/99                                                                                                  107
*$100 INVESTED ON 3/5/99 IN STOCK OR INDEX
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING MARCH 31.

              COMPARISON OF 1 MONTH CUMULATIVE TOTAL RETURN*
AMONG NEON SYSTEM, INC., THE DASDAQ STOCK MARKET (U.S.) INDEX
AND THE HAMBRECHT & QUIST COMPUTER SOFTWARE INDEX
                                                                                         HAMBRECHT & QUIST COMPUTER SOFTWARE
3/5/99                                                                                                                  $100
3/31/99                                                                                                                  102
*$100 INVESTED ON 3/5/99 IN STOCK OR INDEX
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING MARCH 31.

                           ANNUAL REPORT ON FORM 10-K

    UPON WRITTEN REQUEST OF ANY BENEFICIAL STOCKHOLDER OR STOCKHOLDER OF RECORD, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1999 (INCLUDING THE EXHIBITS, FINANCIAL STATEMENTS AND THE SCHEDULES THERETO) REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM JOHN REILAND, CHIEF FINANCIAL OFFICER, 14100 SOUTHWEST FREEWAY, SUITE 500, SUGAR LAND, TEXAS, 77478; FACSIMILE (281) 242-3880.

                            INDEPENDENT ACCOUNTANTS

    KPMG LLP, independent accountants, served as independent accountants for the Company for the fiscal year ended March 31, 1999, and are expected to serve in such capacity for the current fiscal year. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the Annual Meeting.

                             STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at the 2000 Annual Meeting of Stockholders ("2000 Annual Meeting"), for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting, must be received by the Company at its offices in Sugar Land, Texas, addressed to the Secretary of the Company, not later than March 27, 2000. With respect to any stockholder proposal submitted outside of Rule 14a-8, persons acting as proxies shall have discretionary authority to vote against any such proposal presented at the 2000 Annual Meeting unless notice is received by the Company not later than June 10, 2000 that such proposal is to be presented at the 2000 Annual Meeting and certain other requirements are met. Such proposals must comply with applicable Delaware law, the Bylaws of the Company and the requirements of Regulation 14A of the Act.

                                 OTHER MATTERS

    At the date of this Information Statement, management was not aware that any matters not referred to in this Information Statement would be presented for action at the meeting.

                                          By Order of the Board of Directors

                                          PETER SCHAEFFER,
                                          SECRETARY

Dated: July 26, 1999